Exhibit 99.1

Location Based Technologies Reports Record Quarterly Revenue

On July 16, 2009, in Anaheim, CA, Location Based Technologies, Inc. (OTCBB:LBAS - News), a leading-edge service provider of personal, pet and asset location devices, today announced financial highlights from the quarter ending May 31, 2009.

For the quarter ending May 31, 2009, Location Based Technologies had revenues of $553,000, an increase of 675% compared to the approximately $71,000 reported in the previous quarter. Gross margins were 68.5%, up from 28.5% during the previous quarter.

“We are very proud of these results and the trends that are beginning to develop in our business,” commented CEO Dave Morse. “The strong increase in revenues seen during the quarter ending May 31 was mainly a result of the Company recognizing revenues from the professional services agreement with LoadRack.com, LLC.

"Beginning in this quarter, we anticipate realizing revenue by shipping initial product from the $3 million contract for tracker devices that we recently signed," continued Morse. "This new order will give us a center position in the massive U.S. truck monitoring industry and further demonstrate our developing leadership position in the location-based services market.”

In addition to making progress in the trucking and freight monitoring related industries, the Company will also be seeing successes in the market for consumer location devices as it will begin to deliver PetFinder® product on its existing $3.7 million purchase order. The Company expects to begin realizing revenue from this order before the end of the year.

“While we cannot anticipate the exponential growth experienced during the last quarter to continue, we believe our revenue over the coming quarters will continue to increase over the past,” commented Morse. “It is an exciting time for all of us at Location Based Technologies as our business plan begins to deliver.”

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies, headquartered in Anaheim, CA, designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. For more information, visit www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contact:

Location Based Technologies
David Morse, 888-600-1044, dave@pocketfinder.com
or
Northstar Investments, Investor Relations
Glenn Busch, CFP, 714-310-8641, glenn@pocketfinder.com
or
NetGain
Joe Daly, ESQ, 866-635-0011, 760-942-4500, investor@locationbasedtech.com